UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 12, 2017

Corium International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001‑36375	38‑3230774
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

235 Constitution Drive, Menlo Park, California	94025
(Address of Principal Executive Offices)	(Zip Code)

(650) 298‑8255

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)
☐	Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐

Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On July 12, 2017, the Compensation Committee of the Board of Directors of Corium International, Inc. (the “Company”), approved agreements with certain executive officers that incorporate updated severance provisions applicable to potential future terminations of employment, including terminations that result from a change in control (“Agreements”). The Agreements were approved for each of the following executive officers: Peter Staple, the Company’s President and Chief Executive Officer, Robert Breuil, the Company’s Chief Financial Officer, and Joseph J. Sarret, the Company’s Chief Business Officer, as well as other executive officers of the Company.

Pursuant to the Agreements, if the employment of an executive is terminated by the Company without “cause” (as defined in the Company’s 2014 Equity Incentive Plan, as may be amended from time to time (the “Plan”)) or by the executive for “good reason” (as further described below) other than within 12 months following a change in control of the Company (as defined in the Plan as a “Corporate Transaction”), then the executive will be entitled to the following: (1) a lump-sum payment equal to the sum of (a) a number of months of the executive’s base salary and then-current annual target bonus opportunity as follows: 12 months for Mr. Staple and 9 months for Mr. Breuil and Dr. Sarret; and, (b) for Mr. Staple only, the prorated portion of the executive’s then-current target bonus opportunity for the portion of the current year that the executive served prior to the termination; (2) premium payments for continuing COBRA coverage under the Company’s health, dental and vision plans for the same number of months for which the executive is paid the lump-sum severance benefits described above; and, (3) for Mr. Staple only, 12 months’ vesting acceleration of the executive’s then-outstanding equity awards, with performance-based vesting criteria accelerating as if the executive had completed an additional 12 months of service and all applicable performance criteria were achieved at target levels during such 12‑month period.

If the employment of an executive is terminated by the Company without “cause” (as defined in the Plan) or by the executive for “good reason” (as further described below) at the request of a prospective acquirer or within 12 months following a change in control of the Company, then the executive will be entitled to the following: (1) a lump-sum payment equal to the sum of (a) a certain number of months of the executive’s base salary and then-current annual target bonus opportunity as follows: 18 months for Mr. Staple and 12 months for Mr. Breuil and Dr. Sarret; and (b) for Mr. Staple only, the prorated portion of the executive’s then-current target bonus opportunity for the portion of the current year that the executive served prior to the termination; (2) premium payments for continuing COBRA coverage on the Company’s health, dental and vision plans for the same number of months for which the executive is paid the lump-sum severance benefits described above; and (3) acceleration as to the executive’s then-outstanding equity awards, with performance-based vesting criteria accelerating as if all applicable performance criteria were achieved at target levels.

As used above, “good reason” for an executive to terminate his or her employment means, without the executive’s consent, (i) a reduction in title, status, responsibility or authority (provided that a mere change in title shall not constitute good reason unless a reduction in duties, responsibilities or authority follow such change in title), or removal from such position or responsibilities without cause, (ii) a reduction in the executive’s annual base salary or annual target bonus, (iii) a requirement that the executive relocate the executive’s principal place of work to a location more than thirty (30) miles from the executive’s then-current work location or (iv) a material breach of the applicable Agreement by the Company, provided the executive satisfies certain notice requirements.

To receive the foregoing benefits, the executive must satisfy customary requirements to execute a general release of all claims that the executive may then have against the Company or persons affiliated with the Company and must satisfy various restrictive covenants, including non-competition covenants. The Agreements have an initial four-year term, followed by an automatic renewal for an additional four years, unless the Company provides the executive written notice that the term will not be extended prior to the end of the term.

The foregoing description of the Agreements does not purport to be complete and is subject to, and qualified in its entirety, by the Agreements, which will be filed as exhibits to the Company’s Annual Report on Form 10‑K for the fiscal year ending September 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

s
CORIUM INTERNATIONAL, INC.

Date: July 14, 2017	By:	/s/ Peter D. Staple
Peter D. Staple Chief Executive Officer